UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 30, 2006

Federal Services Acquisition Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51552	11-3747850
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 Third Avenue, 33rd Floor New York, New York		10022-4775
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (646) 403-9765

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Amendment to Stock Purchase Agreement

As previously disclosed, on April 19, 2006 Federal Services Acquisition Corporation (“Federal Services”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Advanced Technology Systems, Inc. (“ATS”), the holders of all the outstanding shares of ATS and Claude Rumsey, as shareholders’ representative, pursuant to which Federal Services will acquire all of the issued and outstanding shares of ATS, and, indirectly through ATS, all the issued and outstanding shares of ATS’ wholly-owned subsidiaries.

As of November 30, 2006, Federal Services and the other parties to the Stock Purchase Agreement entered into a Third Amendment to Stock Purchase Agreement primarily to extend, from November 30, 2006 to January 15, 2007, the date after which the ATS shareholders may terminate the Stock Purchase Agreement if the acquisition has not closed.

Item 8.01               Other Events

Federal Services announced on December 4, 2006 that its Board of Directors has set January 11, 2007 as the date of the special meeting of stockholders at which stockholders will vote on, among other proposals, Federal Services’ previously announced proposed acquisition of ATS, of McLean, VA.   The meeting will be held at 10:00 am at the offices of ATS.  Federal Services’ Board also fixed the close of business on December 11, 2006 as the record date for holders of shares of Federal Services common stock to vote at the special meeting.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit Number	Description of Exhibit

10.1	Third Amendment to Stock Purchase Agreement

99.1	Press Release dated December 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Services Acquisition Corporation
(Registrant)

Date: December 5, 2006	/s/ Joel R. Jacks
Joel R. Jacks
Chairman of the Board and
Chief Executive Officer